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                                                                   EXHIBIT 10.27
                         RESPONSE SERVICES CENTER, LLC

                             DEVELOPMENT AGREEMENT

     This Development Agreement ("Agreement") is made and entered into as of the 12th day of January 2000, by and between RESPONSE SERVICES CENTER, LLC a Delaware limited liability company ("RESPONSE"), with its principal place of business located at 1099 Winterson Road, Linthicum, Maryland 21090 and AETHER SYSTEMS INCORPORATED, ("Aether"), whose principal place of business is located at 11460 Cronridge Drive, Suite 106, Owings Mills, Maryland 21117.

                                  WITNESSETH:

     WHEREAS, Aether has expertise in particular areas relevant to the business RESPONSE is engaged in, and

     WHEREAS, Aether desires to preform system architecture, design, development and testing of certain software and computer systems for RESPONSE that draw upon such expertise; as set forth in the Aether Technologies Statement of Work
(SOW) attached as Exhibit A and the Aether Proposal For Response Center System Development (the Proposal) attached as Exhibit B.

     WHEREAS, RESPONSE desires to engage Aether to perform the services and deliver the work product specified in the Proposal.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - SCOPE

     Pursuant to the terms and conditions of this Agreement, Aether shall perform system architecture, and software design and development tasks as specified in the Statement of Work (SOW) which is attached as Exhibit A and is hereby incorporated as part of this Agreement, by reference.

ARTICLE II - DEFINITIONS

     (a) RESPONSE Software: Any and all computer files developed by Aether and/or delivered to RESPONSE as part of this Agreement, including but not limited to: source, object, and/or executable code, build files, script files, configuration files, and libraries.
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     (b)     Aether Proposal: Refers to the Aether Technologies Proposal for
Response Center System Development submitted to RESPONSE on May 28,1999 and incorporated as Exhibit B

     (c) Statement of Work (SOW): Refers to the description of deliverables due from Aether to RESPONSE under the Proposal and incorporated as Exhibit A.

     (d) Aether Software: Software developed and/or owned by Aether, prior to this Agreement, which may be utilized in support of the SOW but which has not been developed or acquired by Aether exclusively for the purposes of this Agreement.

ARTICLE III -  CONSIDERATION

     (a) In return for compliance with all the requirements of this Agreement, Aether shall be entitled to receive from RESPONSE $1,082,580 for the services rendered by Aether hereunder in accordance with the milestone schedule set forth below.

     (b) Without limiting the obligation of Aether to comply with all requirements of this Agreement, Aether shall be entitled to receive milestone payments as set forth in the Proposal and in Article XIII, Project Phases.

     (c) The prices set forth herein do not include federal, state or local sales or use taxes. RESPONSE shall be liable for the payment of any such taxes. Aether shall list separately on its invoices any such tax lawfully applicable to the goods sold or licensed or the services rendered hereunder and payable by RESPONSE. In no event shall RESPONSE be liable for the payment of any United States or foreign federal, state or local income taxes imposed on Aether in connection with the performance of the services hereunder.

ARTICLE IV -INVOICING

      Aether shall present an invoice, for milestone events set forth in the Proposal, certifying on each invoice the completion of the milestone and/or delivery of the associated deliverable item. Aether will list on the invoice resource charges by named individual. Payments by RESPONSE for the Services rendered shall be due upon presentation and acceptance of the deliverables as specified in the proposal and shall be made within 30 days of receipt of an invoice submitted by Aether - 2% of Net for payment within 15 days.

ARTICLE V - TITLE TO WORK PRODUCT

     (a) RESPONSE shall receive and retain all right, title, and intellectual property rights associated with or pertaining to the RESPONSE Software produced by Aether or delivered to RESPONSE in accordance with this Agreement, unless otherwise agreed to.

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    (b)   Title to the physical product or the media on which the Software is provided or delivered to RESPONSE under this Agreement shall pass to RESPONSE on final acceptance of the Software by RESPONSE at RESPONSE's Linthicum, Maryland location. Aether agrees to execute and deliver to RESPONSE all instruments required to evidence such title to RESPONSE.

    (c) Aether hereby irrevocably assigns to RESPONSE all right, title and interest in and to all inventions and discoveries, whether or not patentable and whether or not reduced to practice, and all other work product of any nature, whether or not copyrightable, made, conceived or authored by Aether in the course of performing the Services or any other work under this Agreement and all tangible embodiments of the foregoing ("Work Product") and all patents, copyrights, trademarks, trade secrets, and all other intellectual property rights therein and any extensions and renewals thereof. Aether shall promptly furnish RESPONSE with complete information with respect to all Work Product whenever made, conceived or authored by Aether. All copyrightable Work Product created by Aether in the course of performing the Services or any other work under this Agreement shall be deemed to be a "work made for hire" in accordance with 17 U.S.C. Section 101 belonging exclusively to RESPONSE. RESPONSE shall have the exclusive right to obtain and hold solely in its own name all patents, copyrights, registrations, trademark registrations, trade secrets and other such protection for the Work Product as may be appropriate to the subject matter, and any extensions or renewals therof. Aether shall provide RESPONSE, and any person designated by RESPONSE, all reasonably necessary cooperation in connection with RESPONSE's perfection of its patent, trademark, copyright, trade secret and other rights in the Work Product and RESPONSE's ownership thereof, including without limitation signing all documents reasonably requested by RESPONSE both before and after the termination of this Agreement.

ARTICLE VI-INTELLECTUAL PROPERTY INDEMNIFICATION.


    (a) Aether hereby represents and warrants that the RESPONSE Software does not violate or infringe upon any worldwide copyright or trade secret of any third party.

    (b) RESPONSE shall notify Aether of any claim, action or suit against RESPONSE arising out of the sublicensing of the Software or the alleged infringement by the Software of any trade secrets, patents, or copyright of any third party. Aether will indemnify RESPONSE against and hold RESPONSE harmless from any and all loss, damage or liability assessed against RESPONSE, or incurred by RESPONSE, arising out of or in connection with any claim that the Software (1) infringes a patent or copyright owned by a third party, or (2) constitutes misappropriation of a trade secret; provided, however (i) that RESPONSE notifies Aether in writing, within 30 (thirty) days of receipt, that any such claim has been brought, (ii) that Aether has the right to assume the defense of such claim, with


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          counsel selected by Aether, (iii) that Aether receives RESPONSE's full and complete cooperation in the defense of such claim, at Aether's expense, and (iv) that Aether shall have the right to settle such claim and/or procure the right to continue the manufacture and sublicensing of the Software as contemplated hereunder, and/or modify the Software in such a fashion as to eliminate any infringement and misappropriation and thereby discharge its obligations hereunder.

    (c) Aether shall have no obligation hereunder with respect to any proceeding or claim of infringement based on RESPONSE'S modification of the materials provided by Aether hereunder or the combination, operation or use of such materials with program(s) not furnished by Aether, if such infringement claim would have been avoided in the absence of such modification, combination or operation or use with program(s) not furnished by Aether.


ARTICLE VII-AETHER REPRESENTATIONS AND WARRANTIES

(a) Aether represents and warrants that:

    (i) title to any physical product delivered to RESPONSE under this Agreement shall be good, marketable, rightfully conveyed and shall be delivered free and clear of all liens, encumbrances, pledges or other interests whatsoever, except for the continuing ownership by Aether of its intellectual property contained in Aether Software;

    (ii) it has all necessary permission, approval and authorization to render the Services or utilize any intellectual property rights of any third party which may be included in Aether Software, and Aether has the right to grant to RESPONSE the rights to the RESPONSE Software as set forth herein;

    (iii) the Services shall comply in all material respects with the requirements of this Agreement and shall be performed in a workmanlike manner, and rendered in a professional and competent manner by Aether;

    (iv) the Services and the delivered or provided software, to include Aether Software, including third party software (to include operating systems, GIS software and database software) and the RESPONSE Software, do not and will not infringe upon and patents, trade secret, copyright or other intellectual property rights of any third party, and

    (v) it shall comply with all applicable governmental laws, rules, and regulations.

ARTICLE VIII-LIMITATION OF LIABILITY

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     EXCEPT AS TO CLAIMS FOR INDEMNIFICATION ARISING UNDER ARTICLE VI HEREOF,
IN NO EVENT SHALL AETHER'S LIABILITY TO RESPONSE EXCEED THE AMOUNT OF CONSIDERATION IN ARTICLE III PARAGRAPH A OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HAVE ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY AGAINST THE OTHER UNDER THIS AGREEMENT FOR LOSS OF USE, REVENUE OR PROFIT OR FOR ANY OTHER INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.


ARTICLE IX - TERMINATION

     (a) The following events shall constitute an event of default by Aether under this Agreement (an "Aether Event of Default"):

          (i) Aether fails to complete a milestone event within 10 days of the milestone due date set forth in Section 3(b), as such section may be amended by mutual agreement of the parties;

          (ii) Aether shall fail to observe or perform any of its covenants or agreements contained in this Agreement and such failure remains uncured for a period of 10 days after receipt by Aether of written notice from RESPONSE of such failure;

          (iii) Aether shall (A) make an assignment for the benefit of creditors, (B) file a petition in bankruptcy, (C) be adjudicated insolvent or bankrupt, (D) petition or apply to any tribunal for any receiver or for any trustee for it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute or (E) have commenced against it any such proceeding or an order for relief shall be entered that remains undismissed for a period of 60 days Aether by any act indicates its consent to, approval of, or acquiescence in, any such proceeding, order for relief or the appointment of any receiver of or any trustee for it or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days; or

          (iv) Any representation or warranty of Aether contained in this Agreement shall prove to be false or misleading in any material respect.

     (b) The following events shall constitute an event of default by RESPONSE under this Agreement (an "RESPONSE" Event of Default"):

          (i) RESPONSE shall fail to observe or perform any of its covenants or agreements contained in this Agreement and such failure remains uncured for a period of 10 days after receipt by RESPONSE of written notice from Aether of such failure;

          (ii) RESPONSE shall (A) make an assignment for the benefit of creditors, (B) file a petition in bankruptcy, (C) be adjudicated insolvent or bankrupt, (D) petition or apply to


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     any tribunal for any receiver or for any trustee for it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute or (E) have commenced against it any such proceeding or if an order for relief shall be entered that remains undismissed for a period of 60 days, or RESPONSE by any act indicates its consent to, approval of, or acquiescence in, any such proceeding, order for relief or the appointment of any receiver of or any trustee for it or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days; or

          (iii) RESPONSE fails to pay any amount properly due to Aether when due if such failure shall continue unremedied for a period of 10 days after receipt by RESPONSE of notice thereof from Aether.

     (c) On the occurrence of any event of default by either party hereunder, the other party shall be entitled to terminate this Agreement. In addition, termination of this Agreement by the party not in default in accordance with the terms hereof shall be without prejudice to any other rights or remedies such party shall have by law.

     (d) Except as otherwise expressly provided, termination of this Agreement will not relieve either party from fulfilling its obligations that by their terms or nature survive termination.


ARTICLE X - DISPUTE RESOLUTION

     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Such arbitration shall take place in Washington, D.C. before a panel of three neutral arbitrators selected pursuant to such Rules. The arbitrators' award shall include an allocation of arbitration fees, expenses, and compensation, and may include an award to the prevailing party of its attorney's fees, costs, and expenses in connection with the arbitration. A judgment on the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction thereof, each party hereby consenting to the jurisdiction of such court over it and waiving, to the fullest extent permitted by law, any defense or objection relating to in personam jurisdiction, subject matter jurisdiction, venue, or convenience of the forum. All matters arising in any action to enforce an arbitral award shall be determined in accordance with the law and practice of the forum court.


ARTICLE XI - ACCEPTANCE TESTING

     RESPONSE will develop a detailed Acceptance Test Plan (ATP) to validate system functional load/stress requirements of the system. A draft ATP will be provided to Aether at least 10 days prior to actual performance of the Acceptance Test. Aether may comment on the draft.


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RESPONSE will develop the ATP from the requirements and specifications for the
RESPONSE software and will, to the maximum extent feasible, incorporate Aether's comments in the final ATP.


ARTICLE XII - EXCLUSIVITY

     Aether agrees not to engage in development of Emergency Services Call Center software for a competitor or potential competitor to RESPONSE's for a period of three years after execution of this agreement, unless with the express prior written consent of RESPONSE. Nor will Aether enter into the business of providing operator assisted emergency, roadside or vehicle concierge functions for a period of three years after execution of this Agreement, without the express prior written consent of RESPONSE. Aether further agrees to refrain from hiring RESPONSE personnel for a period of three years after execution of this Agreement.


ARTICLE XIII - PROJECT PHASES

     RESPONSE reserves the right to approve all tasks set forth in the SOW, on a phased basis. The phases will be:

Phase I: System Design & Engineering, RC Architecture and Software Design Specs (approximately $200,000).
Phase II:  Software Development (excepting ERS spotting) (approximately
$500,000)
Phase III: ERS spotting, software integration, test and documentation (approximately $200,000)
Phase IV:  Call center testing and validation (approximately $100,000)

Upon completion of each Phase within the scheduled time and to the satisfaction of RESPONSE; RESPONSE will then expressly authorize Aether to commence work on the subsequent phase.


ARTICLE XIV - MISCELLANEOUS

     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile (answer back received), one (1) business day after being sent by express or courier mail, or three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other address for a party as shall be specified by like notice, provided that such notice shall be effective only upon receipt thereof):


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RESPONSE SERVICES CENTER, LLC:


     RESPONSE,
     Suite 130
     1099 Winterson Road
     Linthicum, MD  21090
     Telephone:   (410) 684-3434
     Facsimile:   (410) 684-6262
     Attention:   Robert W. Kelly, Vice President, Business Operations &
                  General Counsel

AETHER:

     Aether Systems Incorporated,
     11460 Cronridge Drive
     Owings Mills, MD  21117
     Telephone:   (410)654-6400
     Facsimile:   (410)654-6554
     Attention:   Cal Cassidy, Program Manager

     (b) Technical Representatives. Each party has designated the following individual within its organization as an authorized representative to act on its behalf regarding all technical matters hereunder:

     RESPONSE:  William A. Tolhurst, Vice President, Advanced Programs Aether:
     Andy Meister, Vice President Technical Sales

     (c) Binding Effect; Assignment. This Agreement shall be binding upon the parties and their successors and assigns. Neither this Agreement nor any interests or obligations hereunder shall be assigned or transferred (by operation of law or otherwise) to any person, company, or entity without the prior written consent of the other party; provided that RESPONSE may assign this Agreement without the prior consent of Aether to any person, company, or entity acquiring all or substantially all of the assets of RESPONSE whether by purchase, merger, acquisition of shares, or any other means.

     (d) Entire Agreement; Amendments. This Agreement and all exhibits contain the entire understandings between Aether and RESPONSE and supersede all prior written and oral understandings relating to the subject hereof. No representations, agreements or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties. Any modification or amendment of this Agreement must be in writing and signed by both parties.

     (e)    Proprietary Information.   The parties acknowledge execution of the
Mutual Non-Disclosure Agreement dated November 14, 1999 and agree to abide by its terms.

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     (f)     Governing Law.  The construction, interpretation and performance of this Agreement, as well as the legal relations of the parties arising hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict or choice of law provisions thereof.

     (g)     Waiver.   It is understood and agreed that no failure or delay by
either RESPONSE or Aether in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by both parties.

     (h)     Severability.   If any part of this Agreement shall be held invalid
or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.

     (i)     Headings.   Headings in this Agreement are included for convenience
of reference only and shall not constitute a part of this Agreement for any other purpose.

     (j)     Independent Contractors.   RESPONSE and Aether are independent
contractors to one another, neither party has the authority to bind the other in anyway or to any third party, and nothing in this Agreement shall be construed as granting either party the right or authority to act as a representative, agent, employee or joint venturer of the other.

     (k)     Survival of Terms.   The parties to this Agreement recognize and
agree that their rights and obligations under Sections 2(b), 2(c), 5, 7, 9, 12, 14, and 15 of this Agreement shall survive the termination or expiration of this Agreement.

     (l) Aether agrees to provide continuing technical support for their deliverables at terms to be negotiated in good faith. If Aether is unwilling or unable to provide such support, then Aether shall, on a time and materials basis and at a total cost not to exceed 5% of the total contract value, provide training to RESPONSE and/or its contractors/assigns sufficient to allow RESPONSE to conduct ongoing technical support of a level equal to that which could have been provided by Aether.

     (m) Prior to commencement of work specified in this Agreement, Aether shall provide RESPONSE with personnel resources required thereunder, and identify all personnel which are not currently employed by Aether as well as estimated time those personnel resources will be required in order to avoid possible schedule delays.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

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RESPONSE                                 AETHER SYSTEMS INCORPORATED

By: /s/ DANIEL L. DICKERSON              By: /s/ DAVID C. REYMANN
   -------------------------------          -------------------------------
   Name    Daniel L. Dickerson                 Name:   David C. Reymann
   Title:  President and CEO                   Title:  Chief Financial Officer
   Telephone: (410) 684-3400                   Telephone: (410) 654-6400
Facsimile:    (410) 684-6262                Facsimile:    (410) 654-6554

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